Share Exchange Agreement

dated January 21, 2021

by and among

Carlos Moreira	(hereinafter CM)

And

Dourgam Kummer	(hereinafter the Exiting Class A Shareholder)
and

WISeKey International Holding Ltd General-Guisan-Strasse 6, 6300 Zug, Switzerland	(hereinafter the Company) (Carlos Moreira, the Exiting Class A Shareholder and the Company each a Party, and together the Parties)

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Whereas

A.	On February 11, 2016, the Company submitted an offer (the Share Exchange Offer) to all holders of registered shares of WISeKey SA, nominal value CHF 0.01 each (the WISeKey SA Shares), to exchange their WISeKey SA Shares for registered shares of the Company, nominal value CHF 0.05 each (the Class B Shares).

B.	The Exiting Class A Shareholder has accepted the terms and conditions of the Share Exchange Offer. As a result of such acceptance, the Exiting Class A Shareholder received 125,217 Class B Shares.

C.	On February 6, 2016, CM and the Exiting Class A Shareholder executed an undertaking (the Share Exchange Undertaking), pursuant to the terms of which the Exiting Class A Shareholder had the right to exchange his Class B Shares for registered shares of the Company, nominal value CHF 0.01 each (the Class A Shares) held by CM, at an exchange ratio of one Class B Share for five Class A Shares.

D.	Concurrently with the execution of the Share Exchange Undertaking, the Company has entered into a shareholder agreement with the Exiting Class A Shareholder (the Shareholder Agreement). According to the terms of the Shareholder Agreement, the transfer of the Class A Shares is restricted, subject to limited exceptions.

E.	The Share Exchange Undertaking was settled on or around March 31, 2016.

F.	The Exiting Class A Shareholder and all other current holders of Class A Shares, all of which have entered into separate shareholder agreements with the Company, are considered a lock-up or similar group (the Group) within the meaning of article 120 of the Swiss Financial Market Infrastructure Act (the SFMIA) and the regulations promulgated thereunder. Accordingly, the original holders of the Class A Shares have notified the Company and SIX Swiss Exchange Ltd (the SIX) of the formation of a group on March 31, 2016.

G.	The Exiting Class A Shareholder desires to exchange his 626,085 Class A Shares for 125,217 Class B Shares, and CM desires to exchange 125,217 Class B Shares for 626,085 Class A Shares, whereby the same exchange ratio shall apply as under the terms of the Share Exchange Undertaking (the Exchange Ratio).

H.	The Parties acknowledge that the entry into this share exchange agreement (the Agreement) will trigger disclosure obligations under the SFMIA and applicable regulations.

Now, therefore, the Parties hereby agree as follows:

1.	Transfer of Shares

(a)	In exchange for the Class B Shares to be transferred by CM in accordance with the terms pursuant to Section 1(b) below, the Exiting Class A Shareholder hereby agrees that he will transfer 626,085 Class A Shares to CM no later than within five SIX trading days of the execution of this Agreement.

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(b)	In exchange for the Class A Shares to be transferred by the Exiting Class A Shareholder to CM in accordance with the terms pursuant to Section 1(a) above, CM hereby agrees that he will transfer 125,217 Class B Shares to the Exiting Class A Shareholder no later than within five SIX trading days of the execution of this Agreement.

(c)	If and to the extent that any other acts or documents are necessary or appropriate to effect the transactions contemplated under Section 1(a) and (b), the Parties shall, upon request by the other Party and without undue delay, do any and all acts and sign, execute and deliver any and all documents that are necessary or appropriate to consummate such transactions.

2.	Consent by the Company

(a)	The Company hereby agrees to waive and hereby waives the transfer restrictions pursuant to section 1.2 of the Shareholder Agreement between the Company and the Exiting Class A Shareholder. This Agreement shall be deemed a written amendment to the Shareholder Agreement with the Exiting Class A Shareholder in accordance with article 3.4 of the Shareholder Agreement.

(b)	The Shareholder Agreement between the Company and the Exiting Class A Shareholder shall herewith be agreed to be terminated.

(c)	CM and the Company declare that they continue to be bound by the Shareholder Agreement between themselves, dated as of February 6, 2016. It shall further be agreed that CM shall be bound by the terms of such Shareholder Agreement with regard to all Class A Shares that CM holds as of the date hereof, including the Class A Shares acquired from the Exiting Class A Shareholder in accordance with the terms of this Agreement.

3.	SIX Disclosure

Within four SIX trading days after the execution of this Agreement, the Parties will take all steps necessary and appropriate to ensure that the changes to the Group are reported to the SIX and the Company in accordance with applicable laws and regulations.

4.	General Provisions

4.1	Taxes

All taxes resulting from or relating to the transaction contemplated by this Agreement shall be borne by the Party that is liable for such taxes under applicable law.

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4.2	Costs and Expenses

Each Party shall each bear his own expenses incurred in connection with this Agreement and the transactions contemplated thereunder, including, without limitation, fees of accountants, counsels or other advisers.

4.3	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing to the following addresses:

if to CM:	Carlos Moreira

if to the Exiting Class A Shareholder:	Dourgam Kummer

If to the Company:	Peter Ward Chief Financial Officer General-Guisan-Strasse 6, 6300 Zug, Switzerland

or such other address as any of the Parties may notify to the other Party in accordance with the above.

4.4	Amendments and Waivers

This Agreement may only be modified or amended by a document, signed by all Parties hereto. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

4.5	No Assignment

The Parties shall not assign this Agreement or any rights or obligations hereunder to any third party without prior written consent of the other Parties.

4.6	Severability

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

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4.7	Execution

(a)	This Agreement may be executed in a number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b)	Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or e-mail (PDF copy) shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing, each Party shall provide the other with a complete set of the original of the executed Agreement.

5.	Governing Law and Dispute Resolution

5.1	Governing Law

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

5.2	Dispute Resolution

All disputes arising out of or in connection with this agreement shall be resolved exclusively by the competent courts of the city of Zurich (Zurich 1).

[signature page on the next page]

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Executed as of the date written on the first page of this Share Exchange Agreement by and between

Carlos Moreira	Dourgam Kummer

/s/Carlos Moreira	/s/ Dourgam Kummer

WISeKey International Holding Ltd
/s/ Peter Ward Peter Ward Chief Financial Officer	/s/ Jean-Philippe Ladisa Jean-Philippe Ladisa Member of the Board of Directors